EXHIBIT 99.1
Transcript of remarks by Joseph M. Bost, Registrant’s Executive Vice President and Chief Operating Officer, at Registrant’s 2005 Annual Meeting of Shareholders on May 26, 2005

Mr. Bost	Good afternoon ladies and gentlemen:

Citizens Financial's premium income decreased 17% in 2004 compared with 2003. Most of this $5.6 million decrease reflects management's decision to de-emphasize the Pre-need segment in 2004. Group Dental premium grew by 11% over 2003, to $9.3 million. Our Home Service and Broker Life segments both recorded modest premium decreases in 2004 compared with 2003.

The Group Dental growth was due to our effort to expand our presence in the Dental marketplace. The Company believes that this segment offers significant opportunities for profitable growth in the years ahead. We are perceived as offering excellent customer service to both brokers and employer groups. In January of 2005, we launched a group administration system conversion. This state of the art technology platform that we purchased in December 2004 will benefit the Company's Dental business in three ways. First, it will allow us to expand our product offering to include Preferred Provider Organization and Administrative Services Only options; our current system constrains us to selling only indemnity plans. We will also enjoy lower unit costs in the years ahead due to a number of processing efficiencies that are inherent in the software. Finally, the software contains much of the functionality needed to sell and administer voluntary worksite products through our Group Dental sales channel.

The flat Home Service premium results in 2004 continues to reflect an aging agency force and poor recruiting in the Northeast region. Lower premium income in this region was more or less offset by expansion into Ohio, Pennsylvania, Florida and Georgia. In 2005, we expect continued growth in these expansion territories. In addition, the Company hired a new Regional Manager for the Carolinas in early 2005 due to the retirement of our long-time Regional Manager there. Goals in 2005 for Home Service are to improve sales persistency and strengthen premium collection controls. By persistency, I mean a customer's tendency to keep paying for the policy that he or she has purchased. Costs of selling and issuing a policy are high in the year of sale; these costs are "recovered" in subsequent years. Improving persistency can have a material impact on profitability. With respect to collection controls, we intend to move in the direction of premium payments through bank draft and mail pay versus field cash collection.

Resources directed to our Broker Life segment in 2004 focused on the creation of a new, competitive Final Expense product. In January, 2005, we introduced this new product to address a focused need in the middle income market. Our future Broker Life business will emphasize this niche market. It is believed that there is a burgeoning market of up to 20 million consumers for Final Expense products as the "baby boom" generation begins reaching retirement age.

Finally, let me make a few comments about the Company's investment results and operating expenses. During 2004, we continued to be adversely affected by relatively low yields on our fixed income investment portfolio. Modest rate increases during 2004 adversely affected the market value of the Company's bond portfolio but will improve our operating earnings. New Investment Income grew by 7% to $6.3 million in 2004, while Net Realized Investment Gains in 2004 were $2.9 million versus $2 million in 2003.

Significant non-recurring expenses contributed significantly to 2004's Segment loss of $2.3 million. Settlement and legal costs totaling $1.2 million were booked in 2004. Consulting and severance costs were also higher compared with 2003. If you exclude these non-recurring costs, the Company's Segment loss would have been $.5 million in 2004, equal to the segment loss in 2003.

The Company took significant steps in 2004 to strengthen controls to limit the impact of future policyholder lawsuits. Additionally, we implemented the recommendations of process redesign and employment incentive compensation consultants, with the goal of both lowering unit costs and improving service quality in the years ahead. Finally, senior management was restructured during 2004 as part of an effort to improve our processes and deployment of human resources.

In addition to the product line goals for 2005 that I have already discussed, two important goals for 2005 and beyond, are to attract sales and marketing management and control operating expenses. All of the Company's product lines represent discretionary consumer purchases, compared to, for example, automobile insurance. In our "sales driven" lines, sales and marketing skills are essential. We have attracted an experienced insurance sales executive who will begin work with us shortly, and we are in the process of recruiting additional sales and marketing management to augment our Dental line of business.

With respect to operating expenses, process redesign, information technology, and restructured management should all allow for lower unit costs as premium volume grows. One remaining operating expense challenge is to reduce audit and compliance costs which have increased dramatically over the last few years. Compliance with the requirements of the Sarbanes-Oxley legislation will represent a significant cost in 2005 and

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beyond. The Company is examining several ways to mitigate these costs in the years ahead.

And Darrell, that concludes my prepared remarks.

Mr. Wells	Thank you.

Are there any questions that you'd like to ask of myself or Joe? I'm sorry Rusty Wells couldn't be here today, but I know, I've actually talked to him and he's I think attending a graduation and he said he'll be here next year.

[No questions were asked by any of the shareholders.]

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